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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                  SCHEDULE 13G
                               (Amendment No. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                ROGUE WAVE, INC.
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                         -------------------------------
                         (Title of Class of Securities)

                                   775369 10 1
                         -------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages


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 CUSIP NO.  775369 10 1             13G                    PAGE 2 OF 5 PAGES
           -------------                                       ---  ---

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Thomas Keffer
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  / /

                                                         (b)  / /
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          1,342,260
     NUMBER OF       -----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          - 0 -
      OWNED BY       -----------------------------------------------------------
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON WITH          1,342,260
                     -----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          - 0 -
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,342,260
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       16.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                                Page 2 of 5 pages

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ITEM 1.

(a)  Name of Issuer:  Rogue Wave Software, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

     850 S.W. 35th Street
     Corvallis, OR 97333

ITEM 2.

(a)  Name of Person Filing:

     Thomas Keffer

(b)  Address of Principal Business Office:

     850 SW 35th Street
     Corvallis, OR  97333

(c)  Citizenship:        United States

(d)  Title of Class of Securities:      Common Stock

(e)  CUSIP Number:  775369 10 1

ITEM 3.   NOT APPLICABLE.

ITEM 4    OWNERSHIP.

          -----------------------------------------------------
          (a)   Beneficial Ownership                1,342,260
          -----------------------------------------------------
          (b)   Percentage of Class                   16.0%
          -----------------------------------------------------
          (c)   Sole Voting Power                   1,342,260
          -----------------------------------------------------
                Shared Voting Power                    -0-
          -----------------------------------------------------
                Sole Dispositive Power              1,342,260
          -----------------------------------------------------
                Shared Dispositive Power               -0-
          -----------------------------------------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

                                Page 3 of 5 pages
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ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                Page 4 of 5 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 12, 1998


                                        By /s/ Thomas Keffer
                                          --------------------------
                                             Thomas Keffer


                                Page 5 of 5 pages